Exhibit 10.1

EXECUTION VERSION

TERMINATION AND COOPERATION AGREEMENT

This TERMINATION AND COOPERATION AGREEMENT (the “Agreement”), dated as of December 21, 2017, is made by and between Drive Shack Inc., a Maryland corporation (the “Company”), and FIG LLC, a Delaware limited liability company (the “Manager”). The Company and the Manager are collectively referred to as the “Parties” and each individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Company is externally managed by the Manager pursuant to the Amended and Restated Management and Advisory Agreement, dated as of January 1, 2017 (the “Management Agreement”), by and between the Company and the Manager; and

WHEREAS, the Company has determined that it is in the best interests of its stockholders to internalize management of the Company and to enter into this Agreement to provide for an effective transition of management from the Manager to the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, the Parties hereby agree as follows:

ARTICLE I

TERMINATION OF THE MANAGEMENT AGREEMENT

1.1          Termination.  Effective as of 12:01 a.m. on January 1, 2018 (the “Effective Date”), the Management Agreement is hereby terminated (the “Termination”), except that Sections  11 and 18 – 26 of the Management Agreement shall survive indefinitely, Section 6 of the Management Agreement shall survive six (6) years from the Effective Date, and Sections 8 – 10 of the Management Agreement shall survive until the Manager has received all amounts payable thereunder with respect to all periods prior to the Effective Date.

1.2          Payment.  In connection with the Termination, on the first business day prior to the Effective Date, the Company shall make a one-time payment to the Manager of $10,700,000 by wire transfer of funds to an account specified by the Manager.

1.3          Actions Upon Termination.  The Manager shall forthwith:

(a)          after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company (or one of its subsidiaries) all money collected and held for the account of the Company (or such subsidiary) pursuant to the Management Agreement;

(b)          deliver to the Board of Directors of the Company a schedule reflecting the Management Fee (as defined in the Management Agreement) paid since September 30, 2017, and the Expenses (as defined in the Management Agreement) incurred by the Manager for the calendar year 2017; and

(c)          deliver to the Company all property and documents of the Company (or any of its subsidiaries) then in the custody of the Manager, other than documents necessary or useful for the Manager to provide services under the TSA (as defined below).

1.4          Transition Services.  On or before the Effective Date, the Parties shall execute and deliver a Transition Services Agreement substantially in the form attached hereto as Exhibit A (the “TSA”).

ARTICLE II

COMPENSATION AND EMPLOYEE MATTERS

2.1          Drive Shack Stock Options.  Effective as of the Effective Date and continuing through the expiration date of the 2017 Drive Shack Inc. Nonqualified Option and Incentive Award Plan (adopted as of April 11, 2017, the “Option Plan”), no “Awards” (as defined in the Option Plan) will be granted or otherwise awarded to the Manager under the Option Plan, including any Awards that would otherwise be granted to the Manager upon an equity issuance by the Company in accordance with Section 5.5(a) of the Option Plan.  Prior to the Effective Date, the Company and the Manager shall take all actions necessary to provide that (i) outstanding “Tandem Awards” (as defined in the Option Plan) shall not terminate or be forfeited as a result of the transactions contemplated by this Agreement and (ii) the vesting of such Tandem Awards shall relate to the holder’s employment with the Company and its affiliates following the Effective Date; provided that such actions (and any related documentation) shall be subject to approval by the Nominating , Corporate Governance and Conflicts Committee of the Board of Directors of Fortress Investment Group LLC (the “Tandem Award Terms Approval”).

2.2          Offers of Employment.  Prior to the Effective Date, the Company shall make a written offer of employment to each employee of the Manager listed on Exhibit B hereto (each, an “Offer Employee”), and each Offer Employee who accepts such offer of employment shall become employed by the Company or one of its affiliates on the Effective Date.  Unless otherwise determined by the Manager in its sole discretion with respect to Offer Employees who do not accept the offer of employment pursuant to this Section 2.2, each Offer Employee shall (i) terminate employment with the Manager and its affiliates effective as of immediately prior to the Effective Date and (ii) cease to be an active participant in any employee benefit plans maintained by the Manager and its affiliates effective as of immediately prior to the Effective Date.

2.3          2017 Compensation.  The Manager shall be solely responsible for the payment of all compensation payable to the Offer Employees with respect to the period prior to the Effective Date, whether payable prior to or following the Effective Date, and including any discretionary cash bonus payment payable to any Offer Employee in respect of the 2017 calendar year.

ARTICLE III

CERTAIN COVENANTS

3.1          Business Opportunities.

(a)          The Parties recognize and anticipate that some individuals may serve as a director, officer or employee of both (i) the Company or its subsidiaries (collectively, the “Company Group”), and (ii) the Manager or its affiliates, excluding the Company Group (collectively, the “Manager Group”), and that such individuals (collectively, the “Identified Persons” and, individually, an “Identified Person”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company Group or the Manager Group, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company Group or the Manager Group, directly or indirectly, may engage.

(b)          The Company agrees that none of the Identified Persons or the Manager Group shall have any duty to refrain from directly or indirectly engaging in the same or similar business activities or lines of business in which the Company Group now engages or proposes to engage, or otherwise competing with the Company Group, and none of the same shall constitute a breach of any duty otherwise existing at law, in equity or otherwise to the Company Group.  The Company hereby agrees that if an Identified Person or any member of the Manager Group acquires knowledge of a potential transaction or other business opportunity which may be available to it, her or him and the Company Group, neither such Identified Person, nor any member of the Manager Group nor any of their respective agents or advisors shall have any obligation as a result of any duty otherwise existing at law, in equity or otherwise, to communicate, present or offer such transaction or other business opportunity to the Company Group; provided, however, that the foregoing shall not apply to, and the Company does not renounce any interest in, any potential transaction or business opportunity offered to any Identified Person if such transaction or opportunity is expressly offered to such Identified Person solely in his or her capacity as a director, officer or employee of the Company Group.

(c)          The Manager agrees that none of the Identified Persons or the Company Group shall have any duty to refrain from directly or indirectly engaging in the same or similar business activities or lines of business in which the Manager Group now engages or proposes to engage, or otherwise competing with the Manager Group, and none of the same shall constitute a breach of any duty otherwise existing at law, in equity or otherwise to the Manager Group.  The Manager hereby agrees that if an Identified Person or any member of the Company Group acquires knowledge of a potential transaction or other business opportunity which may be available to it, her or him and the Manager Group, neither such Identified Person, nor any member of the Company Group nor any of their respective agents or advisors shall have any obligation as a result of any duty otherwise existing at law, in equity or otherwise, to communicate, present or offer such transaction or other business opportunity to the Manager Group; provided, however, that the foregoing shall not apply to, and the Manager does not renounce any interest in, any potential transaction or business opportunity offered to any Identified Person if such transaction or opportunity is expressly offered to such Identified Person solely in his or her capacity as a director, officer or employee of the Manager Group.

ARTICLE IV

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

4.1          Access to Information.  Until January 1, 2021, the Manager shall afford to the Company and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Manager’s expense, provide copies of all books, records, contracts, instruments, data, documents and other information in the possession or under the control of the Manager immediately following the Effective Date that relates to the Company or any of the Company’s property or assets; provided, however, that in the event that the Manager determines that any such provision of or access to any information in response to a request under this Section 4.1 would be commercially detrimental in any material respect, violate any law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence.  In the absence of gross negligence or willful misconduct by the Manager, the Manager shall not have any liability if any historical information provided pursuant to this Section 4.1 is found to be inaccurate or if any information is lost or destroyed.

4.2          Production of Witnesses.  At all times from and after the Effective Date, upon reasonable request:

(a)          The Manager shall use commercially reasonable efforts to make available, or cause to be made available, to the Company, the directors, officers, employees and agents of the Manager as witnesses for interviews, depositions, and investigative, trial or hearing testimony to the extent that the same may reasonably be required by the Company (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding or investigation in which the Company may from time to time be involved, except in the case of any action, suit or proceeding in which the Company is adverse to the Manager; provided, that the Company shall reimburse the Manager for all reasonable costs and expenses incurred in connection with such efforts; and

(b)          The Company shall use commercially reasonable efforts to make available, or cause to be made available, to the Manager, the directors, officers, employees and agents of the Company as witnesses for interviews, depositions, and investigative, trial or hearing testimony to the extent that the same may reasonably be required by the Manager (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding or investigation in which the Manager may from time to time be involved, except in the case of any action, suit or proceeding in which the Manager is adverse to the Company; provided, that the Manager shall reimburse the Company for all reasonable costs and expenses incurred in connection with such efforts.

4.3          Confidentiality.  Notwithstanding Section 6 of the Management Agreement, the Manager may disclose, or may permit disclosure of, information obtained in connection with the services rendered under the Management Agreement (i) to its affiliates and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for purposes of performing services for the Company and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Manager and in respect of whose failure to comply with such obligations, the Manager will be responsible, (ii) if it or any of its affiliates are required or compelled to disclose any information by judicial or administrative process or by other requirements of law or stock exchange rule, or otherwise requested to disclose information in connection with any formal or informal regulatory or other government investigation, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by law or such applicable stock exchange.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of information is made pursuant to the foregoing clause (ii) above, the Manager shall promptly notify the Company of the existence of such request or demand and, to the extent commercially practicable, shall provide the Company thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining.  In the event that such appropriate protective order or other remedy is not obtained, the Manager shall furnish, or cause to be furnished, only that portion of the information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

4.4          Privileged Matters.

(a)          The Parties recognize that legal and other professional services have been provided prior to the Effective Date to the Manager, and that such legal services have included:  (i) services in which the Parties are jointly represented by counsel (either inside counsel for the Manager or outside counsel retained by the Manager); (ii) services in which information has been shared between the Parties subject to common interest understandings or agreements; and (iii) services provided solely for the benefit of either the Manager or the Company and its affiliates.  The Parties agree that any determination as to the nature of the legal services will be made by the Manager in the Manager’s sole discretion.

(b)          With respect to services determined by the Manager to have been provided to the Parties in a joint representation or to information shared pursuant to common interest understandings or agreements as described in Section 4.4(a)(i) or 4.4(a)(ii), above, the Parties agree to cooperate in connection with all decisions as to privileges that may be asserted under applicable law.  Absent agreement by the Parties to waive or not to assert any applicable privilege in a particular matter, the Parties hereby agree to assert and maintain all such privileges, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(c)          With respect to services determined by the Manager to have been provided solely to the Company, the Parties agree that the Company should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable law.  The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Company, or its assets, operations, liabilities or Company employees (other than Company employees previously employed by the Manager), in any lawsuits or other proceedings initiated by or against the Company, now pending or which may be asserted in the future, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(d)          With respect to services determined by the Manager to have been provided solely to the Manager, the Parties agree that the Manager should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable law.  The Manager shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Manager, or its assets, operations, liabilities or employees, in any lawsuits or other proceedings initiated by or against the Manager, now pending or which may be asserted in the future, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(e)          Upon receipt by either Party of any subpoena, discovery or other request which requires the production or disclosure of information as to which the other Party has the sole right hereunder to assert or waive a privilege, or if such Party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 4.4 or otherwise to prevent the production or disclosure of such privileged information.

(f)          The access to information being granted pursuant to Section 4.1, the agreement to provide witnesses and individuals pursuant to Section 4.2 hereof, and the transfer of privileged information between and among the Parties pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, the Transition Services Agreement or otherwise.

4.5          Financial Information Certifications.  The Parties agree, upon reasonable advance notice and during normal business hours, to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of the Company to make the certifications required of the Company under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties of the Parties.  Each Party hereby represents and warrants to the other Party that (a) except with respect to the Tandem Award Terms Approval, (i) such Party has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby and (ii) such Party has obtained all necessary corporate or limited liability company, as applicable, approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby and (b) this Agreement has been duly executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes such Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

5.2          Representations and Warranties of the Manager.  The Manager hereby represents and warrants to the Company that (a) the Manager has made reasonable inquiry (directly or by consultation with counsel) on behalf of the Company to determine whether the performance of this Agreement or the TSA will (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree of a governmental authority applicable to the Company (iii) conflict with, or result in a breach or default under, any term or condition of the organizational documents of the Company or (iv) conflict with, or result in a breach or default under, any term or condition of any material agreement or other instrument to which the Company is a party or by which it may be bound and (b) after such inquiry, and assuming receipt of the Tandem Award Terms Approval, the Manager has no knowledge of any such violation, conflict, breach or default, except in the case of clauses (i), (ii) and (iv) above, as would not be material to the Company.

ARTICLE VI

DISPUTE RESOLUTION

6.1          Appointed Representative.  Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 6.2 (each, an “Appointed Representative”).  Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

6.2          Negotiation and Dispute Resolution.

(a)          Except as otherwise provided in this Agreement or in the TSA, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or the TSA or otherwise arising out of, or in any way related to this Agreement or the TSA or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.

(b)          Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c)          If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 6.3.

6.3          Arbitration.

(a)          If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the International Institute for Conflict Prevention and Resolution under its Arbitration Rules (the “CPR Rules”), conducted in New York, New York.  There shall be three arbitrators.  Each Party shall appoint one arbitrator.  The two Party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal.  Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the CPR Rules.  Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 6.3 will be determined by the arbitrators.  In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction.  The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties.  The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any New York State or federal court.  The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 6.4.  The Parties will use commercially reasonable efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable.  Except as required by applicable law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

(b)          The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to the TSA if the subjects of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions.  Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

(c)          Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and the TSA during the course of dispute resolution pursuant to the provisions of this ARTICLE VI with respect to all matters not subject to such dispute resolution.

6.4          Limitation of Liability.  It is the intent of the Parties that each Party will be responsible for its own acts, errors and omissions and that each Party is liable to the other Party for any actual direct damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement; provided, however, that the Manager shall not be liable to the Company for any damages incurred by the Company in connection with any failure to file, or delay in the filing of, any documents required to be filed by the United States Securities and Exchange Commission.  Notwithstanding the foregoing, no Party will be liable hereunder for, and each Party hereby expressly waives any and all rights with respect to, exemplary, punitive, presumptive, special, incidental, lost profits, consequential or speculative damages.

ARTICLE VII

MISCELLANEOUS

7.1          Release.

(a)          Effective as of the Effective Date, each Party (in such capacity, the “Releasing Party”) does hereby, for itself and each of its affiliates, release and forever discharge the other Party and its affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns, from any and all liabilities whatsoever to the Releasing Party or any of its subsidiaries, whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Date.

(b)          Each Releasing Party expressly understands and acknowledges that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, each Releasing Party is deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. Each Releasing Party is hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the release in Section 7.1(a).

7.2          Further Assurances.  Subject to the limitations or other provisions of this Agreement, (a) each Party shall use commercially reasonable efforts (subject to, and in accordance with applicable law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to perform all covenants and agreements herein applicable to such Party and (b) neither Party will take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the transactions contemplated by this Agreement.

7.3          Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission against answerback, (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)          If to the Company:

Drive Shack Inc.
111 West 19th Street
8th Floor
New York, New York 10011
Attention: Ms. Sarah L. Watterson

(b)          If to the Manager:

FIG LLC
1345 Avenue of the Americas
45th Floor
New York, New York 10105
Attention: Mr. David N. Brooks

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7.3 for the giving of notice.

7.4          Binding Nature Of Agreement; Successors And Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.  This Agreement may not be assigned by either of the Parties without the prior written consent of the other Party.

7.5          Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing executed by the Parties.

7.6          Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

7.7          Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

7.8          Titles Not to Affect Interpretation.  The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

7.9          Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

7.10        Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

7.11        Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

DRIVE SHACK INC., a Maryland corporation

By:	/s/ Sarah L. Watterson
	Name:	Sarah L. Watterson
	Title:	Chief Executive Officer and President

FIG LLC, a Delaware limited liability company

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

[Signature Page to Termination and Cooperation Agreement]